Exhibit 10.5

CARDINAL HEALTH, INC.

DIRECTORS’ RESTRICTED SHARE UNITS AGREEMENT

UNDER THE

2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

This Agreement is entered into in Franklin County, Ohio. On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [Director name] (“Awardee”), [# of Shares] Restricted Share Units (the “Restricted Share Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the following provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.

1. Vesting. [INITIAL GRANT: The Restricted Share Units shall vest on the first anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this Agreement, including those relating to the Awardee’s continued service on the Company’s Board of Directors (the “Board”).] [ANNUAL GRANT: The Restricted Share Units shall vest on the first anniversary of the Grant Date, except that if the [year] Annual Meeting of Shareholders is prior to the first anniversary of the Grant Date, then the Restricted Share Units shall vest on the date of the [year] Annual Meeting of Shareholders (in either event, the “Vesting Date”), subject to the provisions of this Agreement, including those relating to the Awardee’s continued service on the Company’s Board of Directors (the “Board”).] Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee’s termination of service on the Board, the Restricted Share Units shall vest in full.

2. Transferability. The Restricted Share Units shallnot be transferable.

3. Termination of Service on the Board. If the Awardee ceases to be a member of the Board prior to the vesting of the Restricted Share Units for any reason other than Awardee’s death, all of the then unvested Restricted Share Units shall be forfeited by Awardee. If the Awardee ceases to be a member of the Board prior to the vesting of the Restricted Share Units by reason of Awardee’s death, then such Restricted Share Units shall vest in full and not be forfeited.

4. Triggering Conduct/Competitor Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall include (i) disclosing or using in any capacity other than as necessary in the performance of duties as a Director of the Company any confidential information, trade secrets or other business sensitive information or material concerning the Company or its subsidiaries (collectively, the “Cardinal Group”); (ii) violation of Company policies, including but not limited to conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee; (iii) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer, or director of any entity in the Cardinal Group at any time within the twelve (12) months prior to the termination of service on the Board; (iv) any action by Awardee and/or Awardee’s representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and (v) breaching any provision of any benefit or severance agreement with a member of the Cardinal Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Awardee’s service as a Director or within one year following Awardee’s termination of service on the Board, accepting employment with or serving as a consultant, advisor, or any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Competitor”) including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s service as a Director of the Company and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur. For purposes of this Agreement, the nature and extent of Awardee’s activities, if any, disclosed to and reviewed by the Audit Committee or Nominating and Governance Committee of the Board (each, a “Specified Committee”) prior to the date of Awardee’s termination of service on the Board shall not, unless specified to the contrary by the Specified Committee in a written notice given to Awardee, be deemed to be Competitor Triggering Conduct. The Committee shall resolve in good faith any disputes concerning whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, and any such determination by the Committee shall be conclusive and binding on all interested persons.

5. Special Forfeiture/Repayment Rules. For so long as Awardee continues as a Director of the Company and for three years following Awardee’s termination of service on the Board regardless of reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of Competitor Triggering Conduct set forth in Paragraph 4 above, then:

(a) any Restricted Share Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such Triggering Conduct or Competitor Triggering Conduct and have not yet been settled by a payment pursuant to Paragraph 6 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and

(b) the Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to the aggregate gross gain realized or obtained by the Awardee resulting from the settlement of all Restricted Share Units (measured as of the settlement date (i.e., the market value of the Restricted Share Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), less $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s termination of service on the Board, but including any period between the time of Awardee’s termination of service on the Board and the time Awardee engaged in Competitor Triggering Conduct.

Awardee may be released from Awardee’s obligations under this Paragraph 5 only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. However, this Paragraph 5 does prohibit certain conduct while Awardee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including but not limited to the Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least ten (10) days written notice prior to directly or indirectly accepting employment with or serving as a consultant, advisor, or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 5 and of the Awardee’s continuing obligations contained herein. No provision of this Agreement shall diminish, negate, or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including but not limited to any certificate of compliance or similar attestation/ certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the provisions contained in this Paragraph 5 are being made for the benefit of the Company in consideration of Awardee’s receipt of the Restricted Share Units, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Restricted Share Units and execution of this Agreement are voluntary actions on the part of Awardee, and that the Company is unwilling to provide the Restricted Share Units to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in this Paragraph 5 are ancillary to or part of an otherwise enforceable agreement at the time the agreement is made.

6. Payment. Subject to the provisions of Paragraphs 4 and 5 of this Agreement, and unless Awardee makes an effective election to defer receipt of the Shares represented by the Restricted Share Units, Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee) the Shares represented by the Restricted Share Units on the Vesting Date; provided, however, that, subject to the next sentence, in the event that the Restricted Share Units vest prior to the Vesting Date as a result of the death of Awardee or as a result of a Change of Control, Awardee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting. Notwithstanding the proviso of the preceding sentence, if the Restricted Share Units vest as a result of the occurrence of a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, such proviso shall not apply and Awardee shall be entitled to receive the corresponding Shares from the Company on the date that would have applied absent such proviso. Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

7. Dividend Equivalents. Awardee shall not receive cash dividends on the Restricted Share Units but instead shall, with respect to each Restricted Share Unit, receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such unit pursuant to Paragraph 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Share represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to the Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Restricted Share Units award). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

8. Holding Period Requirement. As a condition to receipt of the Restricted Share Units, Awardee hereby agrees to hold, until the first anniversary of the Vesting Date (or, if earlier, the date Awardee ceases to be a member of the Board), the After-Tax Net Profit in Shares issued pursuant to settlement of such units. “After-Tax Net Profit” means the total dollar value of the Shares that Awardee receives at settlement, minus the amount of all applicable federal, state, local or foreign income or other taxes that are expected to be incurred in connection with the vesting of the Award, determined based upon the highest applicable marginal rate for each such tax.

9. Right of Set-Off. By accepting these Restricted Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as Director annual retainer fees, meeting fees or other fringe benefits) to the extent of the amounts owed to the Company by Awardee under this Agreement.

10. No Shareholder Rights. Awardee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, Awardee shall not have the right to vote the Shares represented by the Restricted Share Units.

11. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of the Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraphs 4 and 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect the Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that, in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Company hereunder or by law. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

12. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties, or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

13. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share unit grants and the execution of restricted share unit agreements through electronic signature.

14. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company shall be in writing and shall be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: Chief Legal Officer

Facsimile: (614) 757-2797

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and shall be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery to the Awardee.

CARDINAL HEALTH, INC.

By:

Its:

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description dated February 6, 2008 pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 4 and 5 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) represents and warrants to the Company that he or she is purchasing the Restricted Share Units for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (e) agrees that no transfer of the Shares delivered in respect of the Restricted Share Units shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Awardee’s Signature

Date

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